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                                                                      Exhibit 21



                             DBT ONLINE SUBSIDIARIES

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
0   Database Technologies, Inc.                          (A Florida Corporation)

0   DBT Online Investment Company, Inc.                  (A Nevada Corporation)

0   General Partner Acquisition, Inc.                    (A Florida Corporation)

0   Information America, Inc. d/b/a KnowX.com            (A Nevada Corporation)

0   I.R.S.C., Inc.                                       (A California Corporation)

0   J&R GP Acquisitions, Inc.                            (A Florida Corporation)

0   Patlex Corporation                                   (A Pennsylvania Corporation)

0   The Information Connectivity Group, Inc. (ICON)      (A Nevada Corporation)

0   WinShapes, Inc.                                      (A Washington Corporation)



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